Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of SeaWorld Entertainment, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 5th day of May 2019.

Long Ball Partners, LLC

By: Imperial Capital Asset Management, LLC its Managing Member

By:	/s/ Jason Reese
Jason Reese, Chairman & CEO

Imperial Capital Asset Management, LLC

By:	/s/ Jason Reese
Jason Reese, Chairman & CEO

/s/ Jason Reese
Jason Reese